Exhibit 10(q)(1)

                            AMENDED AND RESTATED
                            MANAGEMENT AGREEMENT

        THIS AGREEMENT made this 3 day of August, 1993, effective as of the 1st day of June 1993, by and between THE KOGER PARTNERSHIP, LTD., a Florida limited partnership (together with all successors and permitted assigns thereof hereunder, the "Owner"), and KOGER PROPERTIES, INC., a Florida corporation (together with all successors and permitted assigns thereof hereunder, the "Manager"). Pursuant to the provisions of Paragraph 17(a) hereof, Koger Management, Inc., a Florida corporation and a wholly owned subsidiary of the Manager ("KMI"), has executed this Agreement as an Approved Delagee (as such term is defined in Paragraph 17(b) hereof).

                            W I T N E S S E T H:

        WHEREAS, the Owner has been organized and exists pursuant to an agreement of limited partnership, dated originally as of November 2, 1976 and amended and restated from time to time thereafter, under which the Manager serves as Managing General Partner;

        WHEREAS, on September 25, 1991 (the "Petition Date"), each of Owner and the Manager filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. sections 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court");

        WHEREAS, the Owner and the Manager have previously entered into a Management Agreement (the "Agreement") dated as of December 29, 1976, and amended as of February 16, 1978, February 1, 1979, March 31, 1980, June 30, 1980, April 30, 1981, March 31, 1982, November 23, 1982, April 15, 1983,
October 1, 1984, December 1, 1985, December 31, 1986, January 1, 1988 and December 31, 1989, pursuant to which the Manager provides managerial services for and on behalf of the Owner in connection with the management of the properties owned by the Owner; and

        WHEREAS, pursuant to the Owner's Third Amended and Restated Plan of Reorganization, dated as of October 28, 1992, as confirmed by the Bankruptcy Court (the "Plan"), and in connection with the consummation of the transactions contemplated thereby, the Owner and the Manager desire to further amend and restate the Agreement in its entirety;

        NOW THEREFORE, in consideration of the premises and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Owner and the Manager hereby agree to amend and restate the Agreement, as previously amended, as follows:

        1. Appointment of Manager. The Owner hereby appoints the Manager to serve as the Owner's exclusive agent for the leasing, management and operation of all real estate properties and interests described on Schedule 1 attached hereto, as the same may be amended by addition or deletion from time to time in accordance with the terms of this Agreement (collectively, the "Properties").

        2. Term of Appointment. The term of appointment hereunder shall be for an initial term of five (5) years from June 1, 1993 (the "Effective Date"), and thereafter shall be extended for additional one (1) year periods unless terminated by either party to this Agreement by written notice given at least ninety (90) days prior to the expiration of the initial term or any extended term, unless sooner terminated pursuant to the provisions of Paragraph 11 hereof.

        3. Acceptance by the Manager. The Manager hereby accepts its appointment as Manager pursuant to all the terms, conditions and limitations of this Agreement.

        4. Services of the Manager.

        (a) Scope of Services. Subject to the terms of Paragraph 11 hereof, during the term of this Agreement the Manager shall perform the following duties with respect to the Properties. Subject to the limitations on the scope of the Manager's obligations hereunder regarding the availability of funds in respect of such performance set forth in subparagraph (c) of this Paragraph 4 and Paragraph 5 hereof, the Manager shall be an agent of the Owner to perform acts in the area of its appointment at the Owner's direction and in such capacity shall in good faith use its best efforts to implement or cause to be implemented all decisions approved by the Owner in the areas of its appointment and shall conduct or cause to be conducted the ordinary and usual business and affairs of the Owner in the areas of its appointment and shall;

                (i) Take action reasonably necessary to protect and preserve the titles and interests of the Owner with respect to the Properties.

                (ii) Cause to be paid all taxes, assessments and other such approved impositions applicable to the Properties and cause appropriate escrows therefor to be maintained in accordance with the terms of the Plan, each with funds provided by the Owner.

                (iii) Use its best efforts to lease and keep leased to desirable and creditworthy tenants all space held for lease at generally prevailing market rates in the area where each real estate property subject to this Agreement is located. The general form of lease to be utilized by the Manager shall be in a form acceptable to and approved by the Owner from time to time.

                (iv) Promote such leasing by such use of advertising, floor plans, circulars, promotional aids and campaigns and economic surveys, as it deems advisable.

                (v) Respond appropriately to all inquiries relating to leases and lease renewals, including those referred to it by the Owner. All negotiations connected therewith shall be conducted by the Manager or under its direction.

                (vi) Execute as agent for the Owner and on behalf of the Owner, all leases, lease renewals, cancellations, amendments, or modifications for any of Properties and deliver to the Owner executed counterparts of all leases and lease renewals, and any amendments, cancellations or modifications thereto, after execution thereof.

                (vii) Use its best efforts to collect rent and other income from the Properties. The Manager shall have the right, with the approval of the Owner, to compromise claims for such rent and other income, and, with the approval of and at the expense of the Owner, may institute legal proceedings in its own name or in the name of the Owner to collect the same, to oust or dispossess tenants or others occupying such Properties, and otherwise to enforce the rights of the Owner with respect thereto.

                (viii) On behalf of the Owner, provide or cause to be provided all services required to be provided to tenants under the leases, and any additional services provided to tenants, and do such other things as shall be reasonably necessary or advisable for the proper maintenance and operation of the Properties. The Manager shall monitor the quality, consistency, promptness and cost of all required and customary services furnished to tenants. Contracts for services, including, but not limited to, janitorial service, lawn and landscaping care and pest control services, may be in the name of the Manager, provided that each such service contract: (i) is assignable to the Owner or the Owner's nominee; (ii) unless waived by the Owner, includes a provision for cancellation by the Manager or its assignee upon thirty
        (30) days notice; and (iii) requires that the contracting party furnish evidence of insurance in amount and coverage reasonably acceptable to the Owner.

                (ix) Select, employ, supervise, and discharge such employees as the Manager deems necessary for the leasing, operation and maintenance of the Properties. All such persons shall be the employees of the Manager and not of the Owner and it shall be the sole responsibility of the Manager to comply with all applicable laws and regulations pertaining to wages, hours, working conditions, unemployment compensation, and other employer-employee related subjects. Subject to the provisions of Paragraph 5(b) hereof as to Tenant Service Representatives (as such term is therein defined) and the costs of certain employee incentive plans, the expense of salaries, social security contributions, taxes, unemployment taxes, workman's compensation and disability insurance and other forms of insurance and all other employment costs directly attributable to the employment of persons employed in the leasing, maintenance, operation and improvement of the Properties shall be borne by the Manager.

                (x) On behalf of the Owner, promptly pay real estate taxes, personal property taxes, water, sewer, and other utility charges and assessments of every nature with respect to the Properties. The
        Manager shall also defend against or seek revision of or appeal from any assessment or charge which the Owner or the Manager deems improper and all such actions shall be taken in the name of the Owner or the Manager and at the Owner's expense. The Manager may employ such experts in connection with such actions as it may deem advisable and may also pay on behalf of the Owner and with funds provided thereby any such assessment or charge under protest and seek refunds and compromise or settle any claim or proceeding with respect thereto.

                (xi) On behalf of the Owner and with funds provided thereby, effect such improvements, including capital and tenant-related improvements, as are deemed reasonably necessary or desirable in the normal and ordinary operation of the Properties. The foregoing shall not require the Manager to effect extraordinary, non-recurring capital improvements in respect of any of the Properties, such as, improvements as may be related to a substantial loss or destruction of any of the Properties, by casualty or otherwise.

                (xii) Purchase such insurance as may be necessary to protect the interests of the Owner with funds provided thereby, including, but not limited to, replacement cost fire and extended coverage, public liability, and flood and loss of rental income insurance. The Owner and the Manager shall be named as co-insureds, as their respective interests may appear, in such policies of insurance and the Owner shall approve in advance the identity of each such insurer. Owner shall be solely responsible for all, or its allocated portion, of any deductible attributable to any loss incurred in connection with the ownership or operation of the Properties.

                (xiii) Comply with all building codes, zoning and licensing requirements (including real estate management and brokerage requirements) and other requirements of the duly constituted governmental authorities having jurisdiction with respect to the Properties. The Manager may appeal from any requirement it deems unwarranted and may compromise or settle any dispute regarding any such requirements.

                (xiv) Enlist the services of real estate brokers or agents in the performance of its duties hereunder to the extent deemed necessary or desirable.

                (xv) Have inserted in all material agreements and documents prepared or executed by it on behalf of the Owner, other than leases of real estate property executed in the normal course of business, a provision that the general partners and limited partners of the Owner shall not be personally liable thereunder.

                (xvi) Retain or employ or terminate the employment of and coordinate the services of all accountants, attorneys and other persons necessary or appropriate to carry out the business of the Owner in the leasing, operation and management of the Properties. The payment of the fees and other compensation of accountants, attorneys, and other independent contractors performing services for the Owner shall be at the sole expense of the Owner. The Manager shall terminate the services of any one or more of such persons upon receipt of a written request from the Owner.

                (xvii) Perform incidental and necessary business functions and acts in order to operate and be a manager of the business and affairs of the Owner as to the Properties in accordance with, and as limited by, the New Partnership Agreement and this Agreement.

                (xviii) The Manager shall make every reasonable effort to comply with all laws, ordinances, orders, rules, regulations, and requirements of all federal, state, and municipal governments, courts, agencies, and authorities as may be applicable to any of the Properties and the leasing, operation and management thereof.

        (b) Operations Consistent with Plan. Subject to the provisions of subparagraph (c) of this Paragraph 4, prior to the repayment in full of all of the Owner's obligations in respect of Plan Indebtedness, the business and affairs of the Owner shall be managed consistent with the terms of the Plan and the applicable provisions of such indebtedness.

        (c) Availability of Funds. Subject to the terms of Paragraph 5 hereof as to any cost or expense required to be borne by the Manager hereunder, the performance of each obligation of the Manager hereunder which shall require the expenditure of funds is expressly conditioned upon the availability of sufficient funds to be provided by the Owner. Except for clause (ix) of subparagraph (a) hereof solely as to Tenant Service Representatives, no provision of this Agreement requires, nor shall be deemed to require, the Manager to advance any funds on behalf of the Owner or otherwise in connection with the leasing, management or operation of the Properties. To the extent any such funds are advanced to the Owner by the Manager, the Owner shall reimburse the Manager therefor consistent with the provisions of Paragraph 12 hereof.

        5. Allocation of Costs and Expenses.

        (a) Generally. Each of the Owner and the Manager acknowledge and agree that (i) the Owner, and not the Manager, shall be responsible for and shall bear all the Operating Costs (as hereinafter defined) and (ii) the Manager, and not the Owner, shall be responsible for and shall bear all the Overhead Costs (as hereinafter defined). Notwithstanding the foregoing, but subject to Paragraph 4(c) hereof, the Manager shall be responsible for the payment of Operating Costs solely to the extent which funds are made available therefor by the Owner.

        (b) Operating Costs. For the purposes of this Agreement, Operating Costs means:

                (i) any of the types of costs or expenses paid or incurred in respect of the operation and management of the Properties which have historically been classified or treated for accounting purposes as company or property-specific costs or expenses as respects the Owner, including, without limitation, (1) janitorial costs and expenses, including the costs and expenses of trash disposal, removal and recycling, (2) repairs, (3) real estate taxes, personal property taxes, electric, gas, water, sewer and other utility charges and similar assessments, (4) insurance costs and expenses, including, but not limited to, replacement cost fire and extended coverage, public liability, and flood and loss of rental income insurance, but excluding employee-related insurance costs (except to the extent that such costs and expenses relate to the employment of Tenant Service Representatives (as defined below)), (5) grounds, mechanical and general maintenance costs and expenses, including pest control services, (6) subject to Paragraph 6 hereof, out-of-pocket fees and expenses of attorneys, accountants and other experts or professionals retained by or on behalf of the Owner (other than those relating to the lease or re-lease of any of the Properties and not including the Manager, any Affiliate thereof or any employee of any of the foregoing); (7) security and related services expenses and (8) bank service charges;

                (ii) employee costs or expenses paid or incurred in respect of the Manager's employment of on-site building operations or tenant service supervisors, including those now referred to as tenant service representatives (collectively, the "Tenant Service Representatives"), which in no event shall include any (1) officer or director of the Manager, (2) employee of the Manager other than an employee which works principally on the site of, and the duties of which relate principally to, the subject Properties, (3) general or operations manager, (4) employee of the Manager engaged principally in the leasing or re-leasing of the Properties, (5) clerical or secretarial staff or
        (6) employee of the Manager engaged principally in the supervision of tenant or capital improvements to the Properties; and

                (iii) a pro rata portion of the costs of an operating management incentive program implemented by the Manager in respect of the Properties, provided that such plan will cover (A) all of the properties owned by the Manager and (B) a majority of the properties which are managed by the Manager for the benefit of others and, provided, further, that the Owner may opt-out of any such incentive program with prior written notice to the Manager given not less than thirty (30) days in advance of any June 30 following the date hereof.

        (c) Overhead Costs. For the purposes of this Agreement, Overhead Costs means:

                (i) any of the types of costs or expenses paid or incurred in respect of the leasing, operation and management of the Properties which have historically been classified or treated for accounting purposes as general and administrative or overhead costs or expenses, as respects the Owner, and are not specifically included as an Operating Cost pursuant to subparagraph (b) above, including, without limitation (1) bank service charges, (2) subject to Paragraph 6 hereof, postage and printing costs, (3) automobile and other vehicle-related costs (except as respects Tenant Service Representatives), (4) directors fees, (5) office supplies, (6) management information services, (7) temporary help (except as respects Tenant Service Representatives), (8) telephone, (9) travel, (10) business meals/ entertainment, (11) design and production, (12) audio/visual production, (13) photography, (14) special promotions, (15) donations,
        (16) employee education and (17) public relations;

                (ii) any and all of the costs and expenses relating to any employee of the Manager other than a Tenant Service Representative; and

                (iii) advertising costs and expenses and commissions paid to, or incurred by, third parties in connection with the lease or re-lease of the Properties.

Each of the Owner and the Manager acknowledge and agree that the foregoing constitutes an allocation of the costs and expenses to be incurred in respect of the ownership, leasing, operation and maintenance of the Properties. The Owner may incur, for its own account, additional costs and expenses other than in respect of the leasing, operation and management of the Properties, which costs and expenses shall be borne solely by the Owner and shall not be deemed to constitute Overhead Costs. All of the costs of building or property improvements, other than the costs and expenses relating to employees of the Manager as shall supervise and oversee such normal and ordinary capital improvements, shall be borne solely by the Owner and shall not be deemed to constitute Overhead Costs.

        6. Books, Records and Accounting. The Manager shall provide to the Owner, at the Manager's sole cost and expense, the information necessary to maintain complete, accurate and separate books and records in connection with all of the Properties and to prepare all reports, certificates and filings required under the terms of the Plan. Any such books and records shall remain the sole property of the Owner. Notwithstanding the foregoing, the Owner shall continue to be responsible for the costs and expenses of its independent certified public accountants (insofar as such costs relate solely to the performance of usual and customary audit services and not to the duties of the Manager set forth in the first sentence of this Paragraph 6) as well as any and all costs of compliance with the federal securities laws and partner communications, including all postage and printing costs related thereto. All books and records required in order to provide such information shall be maintained in accordance with generally accepted accounting principles. The Manager shall impose such control over its own accounting and financial transactions as is reasonably necessary to protect the Owner's assets from theft, error, or fraudulent activity on the part of the Manager's employees or any other agents or contractors employed or retained by the Manager on behalf of the Owner.

        7. Budgets. In conformity with the budget policy of the Owner, the Manager shall prepare and submit annually to the Owner for its approval leasing projections, a proposed capital budget and a proposed operating budget for each office building managed and operated pursuant to this Agreement. The Owner will consult with the Manager in order to agree on the capital budget and operating budget for any budgetary year. If the Owner has not approved the operating budget for any budgetary year prior to the commencement of such year, the Manager will operate under the previous budgetary year's operating budget, as adjusted for actual operations and for the addition of Properties, during such year until agreement is reached. The Manager will use reasonable diligence and employ all reasonable efforts to ensure that the costs of maintaining and operating any office building managed and operated pursuant to this Agreement shall not exceed the approved budget amounts either in total or in any one accounting category. The Manager, on request, shall explain in detail to the Owner any material budget variances.

        8. Bank Accounts. The Manager shall deposit all monies received by the Manager or its affiliate or agent from the leasing, management or operation of any of the Properties, to the credit of the Owner in an account or accounts in such banks or other financial institutions and in a manner as directed or approved by the Owner and each of such accounts shall bear a designation which will readily identify the source of such funds and the Owner's ownership thereof. All such monies shall at all times remain the property of the Owner and each account into which such monies are deposited shall bear designations to show the Owner's ownership. The Owner shall be an independent signatory as to each such account. The Manager will not commingle the funds of any other person with those of the Owner.

        9. Disbursements. Any monies held hereunder in any account for the benefit of the Owner, may be disbursed by the Manager on behalf of the Owner in order to fund the Operating Costs, the management fee described in Paragraph 12 hereof and all other direct costs and expenses of maintaining and operating the Properties other than Overhead Costs.

        10. Specific Restrictions on Manager.

        (a) General. Subject to Paragraphs 4 and 5 hereof, the Manager, in the performance of its management duties under this Agreement, shall fulfill and carry out the obligations known to and imposed upon the Owner or the real estate properties and interests of the Owner and managed by the Manager under this Agreement, by leases, mortgages, deeds of trust and other agreements to which the Owner is a party or any of the Owner's real estate properties or interests is subject. The Manager shall immediately deliver to the Owner any notice or communication from the holder of any of such leases, mortgages, deeds of trust and other agreements that a default or breach thereof has occurred or that any of the obligations of the Owner of any such agreements is not being fulfilled or carried out as contemplated therein.

        (b) Other Management Agreements. Manager agrees that during the term of this Agreement, except as pursuant to one or more management arrangements in effect as of the date hereof, without the prior written consent of the Owner obtained in the manner set forth in Paragraph 20 hereof, Manager shall not provide or offer to provide, in respect of any office property located in an office center in which any of the Properties is also located (a "Subject Center"), management services substantially similar to the management services provided under this Agreement on terms materially less favorable in the aggregate to the Manager than the terms of this Agreement.

        (c) Competition. During the term of this Agreement, the Manager will have access to certain confidential information regarding the Owner and the Properties and will be offering space for rental in buildings not owned by the Owner at the same time that it will be offering office space in buildings owned by the Owner. When such buildings are located in the same office center, the Manager will use its best efforts to fully lease the space available in buildings owned by the Owner at then-current market rates contingent upon the needs of a tenant or prospective tenant and the availability of space desired by such tenant or prospective tenant.

        11. Termination.

        (a) Termination Generally. It is understood and agreed that either party shall have the right, in its sole discretion, at any time to terminate this Agreement upon the occurrence of any of the following events:

                (i) By the Manager or the Owner, if the existence of the Owner, as a partnership, is terminated or the Owner is otherwise dissolved;


                (ii) By the Manager or the Owner, if the Manager shall cease to be the Managing General Partner of the Owner, other than by virtue of a permitted assignment of this Agreement, provided, however, that written notice of such termination shall be provided within thirty (30) days following the date upon which the Manager shall so cease to be the Managing General Partner and such termination shall not be effective earlier than ninety (90) days following the date upon which such notice is delivered;

                (iii) As to any of the Properties, upon the sale or other disposition thereof by the Owner, and provided that the Manager shall have the right to terminate this Agreement (an "Optional Termination") in the event that this Agreement is partially terminated pursuant to subparagraph (c) below, solely as to terminations relating to "Cause" as defined in (iv) of subparagrah (b) hereof, as to more than three of the following office centers: Tampa, Miami, Richmond West End, Norfolk East and Raleigh Glenwood; and provided, further, that written notice of such Optional Termination shall be given by the Manager within thirty days following the date upon which a subject partial termination is effective and such termination by the Manager shall not be effective earlier than ninety (90) days following the date upon which such notice is delivered;

                (iv) Subject to subparagraphs (b) and (c) hereof, by the Owner, for "Cause" as defined below; or

                (v) Subject to subparagraphs (b) and ( ) hereof, by the Owner, in the event the Manager shall breach any obligation or duty of the Manager under this Agreement, without regard as to whether any such breach constitutes negligence, gross negligence or otherwise satisfies any other such standard, and such failure leads, or, if uncured, could reasonably lead to, a material loss to the Owner or a material impairment in the value of one or more of the Properties, and if any such failure is not cured by avoiding such loss or impairment within thirty (30) days after receipt of notice by the Manager from the Owner specifying such default.

A termination or failure to terminate pursuant to any provision of this Paragraph 11 shall not preclude or prejudice any other right or claim that either the Owner or the Manager may have against the other because of the act or failure to act which gives rise to the right for termination. Termination of the Agreement shall not terminate the provisions of Paragraphs 12(c) or 15 hereof, which provisions shall not be terminated or otherwise modified or affected by any termination of this Agreement (whether such termination is as to any specific office park or as to the Agreement generally).

        (b) Definition of "Cause". For purposes of this Paragraph 11, the occurrence of any of the following events shall constitute "Cause":

                (i) the dissolution, liquidation or termination of the existence of the Manager or the filing hereafter by the Manager of a voluntary proceeding under federal or state bankruptcy or creditors laws or the filing by a third party of any involuntary bankruptcy or insolvency proceeding, if such proceeding is not objected to by the Manager within sixty (60) days after the filing thereof;

                (ii) any principal executive officer or other person given responsibility by the Manager for the performance of its duties under this Agreement is convicted of, or pleads guilty or nolo contendere in respect of, a crime involving moral turpitude in connection with the duties of the Manager under this Agreement, including without limitation, embezzlement, fraud, conversion of funds or property, or other similar type crime;

                (iii) fraud, bad faith or gross negligence arising out of or relating to the performance of the obligations of the Manager under this Agreement; or

                (iv) for the purposes of partial termination of this Agreement as described in subparagraph (c) below, and solely as to a specified office park (a "Subject Park"), (1) the Office Park NOI (as such term is defined below) as to such Subject Park shall, for a period of two consecutive fiscal quarters, each of which commences on or after the Commencement Date, constitute 80% or less of the NOI Index Amount (as such term is defined below) in respect of such Subject Park and (2) within ninety (90) days of the delivery of a written notice by the Owner as to the occurrence of the condition described in clause (1) above, holder(s) of Restructured Mortgage Notes and/or notes evidencing the Reorganization Loan, Tax Loan and Converted Loan (as such terms are defined in the certain Confirmation Loan Agreement, dated as of June 1, 1993, between TKP, American Security Bank, N.A. (individually and as administrative agent), Barnett Banks, Inc., First Union
        National Bank of Florida, and Wachovia Bank of North Carolina,
        N.A. (the "Reorganization Financing Facility")), holding not less than 75% of the aggregate principal amount then outstanding of such notes, taken in the aggregate, as are collateralized by Properties located in the Subject Park shall have executed termination certificates (collectively, the "Termination Notice"), which certificates shall have been delivered to each of the Owner, the Manager and the Alternate General Partner of the Owner. Each of such termination certificates shall be executed by an officer of such holder and shall assert a partial termination of this Agreement as to such Subject Park. For purposes of clause (1) of the foregoing the terms: (A) "Commencement Date" shall mean the first day of the fiscal quarter which commences immediately after the end of the Measurement Period (as defined below);
        (B) "Office Park NOI" shall mean, as to any Subject Park in any fiscal quarter, the excess of Gross Revenues over Operating Expenses (as such terms are defined below) each in respect of such park for such quarter;
        (C) "NOI Index Amount" shall mean, as to any Subject Park, one-half of the aggregate Office Park NOI as to such Subject Park for the Measurement Period (as defined below); (D) Gross Revenues shall mean, as to each Subject Park in any fiscal quarter, the sum of all collections derived from the operation of each of the Properties comprising such Subject Park in such fiscal quarter. Such collections shall include base rents, contractual tenant reimbursements and pass-through charges, as well as interest on escrow balances to the extent that such interest is the property of the Owner; (E) "Operating Expenses" shall mean the aggregate amount of bona fide expenses actually incurred by TKP for the applicable time period in the operation of the Properties comprising the Subject Park. Such expenses shall include, without limitation: the management fees paid hereunder, escrow installments for ad valorem real estate taxes, costs incurred under maintenance service contracts, insurance premiums, utility expenses, reasonable and customary legal fees associated with property operations and leasing, accounting and other professional fees relating to the operation of the premises and any other customary and reasonable bona fide expenses actually paid to third parties and related to the ordinary operation of the premises. Excluded from the calculation of Operating Expenses shall be non-cash charges for depreciation or other amortized items, and payments of principal or other amounts paid under any notes or mortgages relating to the premises. For the purposes of computing Operating Expenses, no fees (other than the management fee hereunder), commissions, management or accounting overhead allocations charges, expenses or other amounts paid to KPI, any affiliated entity or employee, agent, or independent contractor of an affiliated entity shall constitute an Operating Expense; and (F) subject to the exception described below in respect of the Owner's Richmond West Office Park, "Measurement Period" shall mean (I) if the Effective Date occurs less than 45 days after the beginning of a fiscal quarter, the fiscal quarter in which the Effective Date occurs and the next following fiscal quarter and (II) if the Effective Date occurs more than 45 days after the beginning of a fiscal quarter, the two fiscal quarters immediately following the fiscal quarter in which the Effective Date occurs. Office Park NOI shall be computed on a cash basis, with allocations of Operating Costs effected to normalize large, periodic lump-sum payments for real estate taxes, insurance, maintenance or other similar items. The Measurement Period in respect of the Owner's Richmond West office park will not commence until July 1, 1993. Accordingly, the Commencement Date in respect of such office park shall be January 1, 1994.

                For the purposes of clause (2) of the foregoing, the notes evidencing the Reorganization Loan, Tax Loan and Converted Loan (as such terms are defined in the Reorganization Financing Facility) will be deemed collateralized by Properties located in a Subject Park solely to the extent determined by an allocation of the then-outstanding principal amount of such notes, which allocation shall be based on relative fair values of the property collateralizing such notes as determined by appraisals procured in connection with the funding of the Reorganization Financing Facility.

                Any partial termination of this Agreement shall become effective 45 days subsequent to the date upon which the related Termination Notice is delivered to the Manager, unless, with the prior written consent of the Manager, such notice is earlier revoked by creditors holding not less than 75% of the aggregate principal amount then-outstanding of the Restructured Mortgage Notes and/or notes evidencing the Reorganization Loan, Tax Loan and Converted Loan (as such terms are defined in the Reorganization Financing Facility), taken in the aggregate, as are collateralized by Properties located in the Subject Park. Revocation of the termination notice shall not become effective unless, within the above-specified 45-day period, such holders shall have delivered revocation certificates to each of the Owner, the Manager, and the Alternate General Partner of the Owner, each of which termination certificates shall be executed by an officer of such holder and shall assert a revocation of the Termination Notice. No partial termination of the provisions of this Agreement shall be permitted if the condition described in clause (1) above occurred principally due to the occurrence of a casualty or natural disaster in respect of one or more buildings located in the Subject Park if and to the extent that such casualty or natural disaster has the effect of rendering vacant a material portion of the space in such building or buildings for a period in excess of thirty (30) days, for such time as such condition shall continue, but in respect of any casualty, for not longer than six months following the occurrence thereof.

        (c) Partial Termination. Notwithstanding the provisions of Paragraphs 1, 3 and 4 hereof as to the scope of the services to be provided hereunder, the terms of this Agreement may be terminated by the Owner pursuant to the terms of clauses (iv) and (v) of subparagraph (a) above, and by the Manager pursuant to the terms of clause (iii) of subparagraph (a) above, as to one or more of the office centers managed by the Manager hereunder (a "Partial Termination"). Following any Partial Termination, the terms of this Agreement shall continue in effect as to any of the Properties which is not the subject of such Partial Termination or a previous Partial Termination, provided, however, that the termination of this Agreement as to all office centers in which the Owner owns buildings shall constitute a termination of this Agreement in its entirety. Any such Partial Termination may be effected only upon sixty (60) days prior written notice to the Manager.

        (d) Books and Records. Promptly as practicable following any termination of this Agreement, the books and records pertaining to the Properties shall be promptly provided to the Owner, provided, however, that
(i) the Manager shall be entitled to retain copies of such books and records and (ii) as to any Partial Termination, the Manager may provide to the Owner copies of all of the material books and records relating to the Subject Park(s) and retain the originals thereof to the extent that such books and records relate to properties owned by the Manager.

        12. Compensation. The Manager shall receive compensation, equal to nine percent (9.0%) of any Gross Rental Income from the Properties, together with the monthly reimbursement of expenses incurred by the Manager on behalf of the Owner, to the extent expressly contemplated under this Agreement (the "Compensation").

        (a) Gross Rental Income Defined. For purposes of this Agreement, "Gross Rental Income" is defined as the aggregate of all rents, revenues and income from any of the Properties (but not the proceeds of any sale or refinancing of, or condemnation or casualty in respect of, any of the Properties, except to the extent to which such proceeds represent the recovery of lost rental income), including fixed rents and, as may be adjusted by any lease, any percentage rent, any rent for use of personal property supplied or owned by the Owner and any amount paid by a tenant as additional rent resulting from an increase in operating expenses, ad valorem property taxes or insurance premiums or other similar cost, and including further any amounts received from concessions located on or in any of the Properties, including fees and commissions from vending machines and pay telephones.

        (b) Exclusions from Gross Rental Income. Notwithstanding the foregoing, Gross Rental Income shall not include:

                (i) the proceeds of any sale or other disposition of any of the Properties;

                (ii) the amount of any returnable security deposits paid by any tenant or occupant except as forfeited, or the amount of advance rental payments made by any tenant or occupant except as earned;

                (iii) the amount of any sales or use taxes paid by any tenant or occupant;

                (iv) the proceeds paid by any insurance coverage as a result of any fire or other casualty losses or damages except that portion of the proceeds of any general insurance or damages paid to the Owner for the loss of rental income; and

                (v) any other amounts received in respect of the Properties not included in Gross Rental Income pursuant to the provisions of subparagraph (a) hereof.

        (c) Payments Following Termination. In the event of the termination of this Agreement (whether such termination is as to any specific office park or as to the Agreement generally), any compensation payable hereunder shall be prorated to the effective date of the termination to compensate the Manager for its services to the date of such termination. The termination of this Agreement by either party shall not relieve the Owner of its obligation to reimburse to the Manager any expenses incurred by the Manager under this Agreement prior to the date of such termination.

        (d) Office Space. The Owner shall furnish to the Manager for its use under this Agreement reasonable full service office space in each office center where Properties are located.

        (e) Payment. The Compensation under this Agreement shall be paid to the Manager monthly, provided, however, that:

                (1) If the Manager, its successor or assign, or any
                    person owning all of the equity of KPI or such successor or assign, shall elect to be classified as a "real estate investment trust" within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the "Code"), then the amount of Compensation that shall be payable in any calendar year shall not exceed, in the aggregate, the amount that the Manager, its successor or assign, informs the Owner in writing that it may receive in that calendar year without violating the 95 percent gross income limitation of Section 856(c) of the Code.

                (2) Any Compensation otherwise payable hereunder that are not paid to the Manager pursuant to section 12(e)(1) of this Agreement (the "Excess Amount") shall be deposited in an interest-bearing bank account in a depository reasonably satisfactory to KPI and shall not be withdrawn or pledged as collateral by Owner prior to the time that such Excess Amount becomes payable or the payment obligation terminates pursuant to this section 12(e).

                (3) Excess Amounts shall become payable in each succeeding month immediately before, and under the same terms as, the Compensation payable under this section 12(e); provided, however, that the Owner's obligation to make any payments of any such Excess Amount shall terminate seven (7) years from the date of the monthly payment giving rise to such Excess Amount.

        13. Performance of Duties. The Manager shall give the Owner the benefit of its best judgment and efforts in performing its obligations under this Agreement and shall not be liable for any act or omission whatsoever for its negligence or error in judgment, except in respect of (i) its willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement or (ii) for the breach of a material provision of this Agreement.

        14. Bonding of Certain Employees. If required in writing by the Owner, the Manager shall carry and maintain in force, on such employees of the Manager who handle or are responsible for the handling of money of the Owner, fidelity bond or bonds or comprehensive crime insurance in such amounts and with such sureties as approved by the Owner. The premium therefor shall be an expense of, and shall be paid by, the Owner.

        15. Indemnification. The Owner shall indemnify and hold harmless the Manager from and against any and all liabilities, claims, damages, costs, and expenses, including attorneys fees and expenses, to which the Manager may become subject by reason of or arising out of the performance or non-performance of the duties of the Manager, including, without limitation, environmental-related liabilities or obligations and liabilities or obligations relating to the Americans with Disabilities Act of 1990, except those which may be incurred by the Manager by reason of its willful misfeasance, bad faith, gross negligence in the performance by the Manager of its duties under this Agreement or material breach thereby of its obligations hereunder. The Manager shall indemnify and hold harmless the Owner from and against any and all liabilities, claims, damages, costs, and expenses, to which the Owner may become subject by reason of or arising out of the performance or non-performance of the duties of the Manager incurred by the Owner by reason of the willful misfeasance, bad faith, or gross negligence of the Manager in the performance of its duties under this Agreement.

        16. Applicable Law. This Agreement is executed in the State of Florida and it shall be construed and enforced in accordance with the internal laws of the State of Florida.

        17. Successors and Assigns.

        (a) Binding on Successors and Assigns. This Agreement shall be binding on the parties hereto, their successors and assigns.

        (b) Delegation to Affiliates. The Manager may delegate its rights, obligations and duties to any entity that has a demonstrated capability to provide real property management services (an "Approved Delagee"), provided that written notice of such delegation is given to the Owner and that no such assignment shall relieve the Manager of its obligation and duty to ensure the performance of the obligations and duties required to be performed by the Manager under this Agreement. Each of the parties hereto acknowledges and agrees that KMI satisfies the criteria set forth in the immediately preceding sentence and that KMI constitutes an Approved Delagee hereunder. By execution and delivery of this Agreement, (i) the Manager does hereby assign to KMI all of the duties and obligations of the Manager hereunder and KMI does hereby accept such assignment and (ii) the Owner hereby consents to the performance of the duties and obligations of the Manager hereunder by KMI.

        (c) Assignment. Notwithstanding the foregoing, the Manager may assign its rights and obligations and duties, and such assignment shall relieve the Manager of its duties and obligations hereunder and any duty to assure the performance of the obligations and duties required to be performed by the Manager under this Agreement if, and only if, (i) written notice of such assignment is given to the Owner and (ii) such assignment is either (A) effected in connection with the consummation of a plan of reorganization in respect of the Manager's chapter 11 case and results in a continuation in substance of the current operating management of the Properties or (B) results in management of the Properties by a property manager having substantial experience or expertise in the management of commercial real properties similar to the Properties, the identity of which manager is approved, (y) as to any Subject Park, by holder(s) of Restructured Mortgage Notes and notes evidencing the Reorganization Loans, Tax Loans and Converted Loans (as such terms are defined in the Reorganization Financing Facility) holding not less than 75% of the aggregate principal amount then-outstanding of such notes, taken in the aggregate, as are collateralized by Properties located in such Subject Park, which consent shall not be withheld unreasonably or (z) as to assignment of this Agreement generally, approved by holder(s) of Restructured Mortgage Notes and notes evidencing the Reorganization Loans, Tax Loans and Converted Loans holding not less than 75% of the aggregate principal amount then-outstanding of such notes, taken in the aggregate, which consent shall not be withheld unreasonably. For the purposes of clause (B)(y), of the foregoing, the notes evidencing the Reorganization Loans, Tax Loans and Converted Loans will be deemed collateralized by Properties located in a Subject Park solely to the extent determined by an allocation of the then-outstanding principal amount of such notes, which allocation shall be based on relative fair values of the property collateralizing such notes as determined by appraisal procured in connection with the funding of the Reorganization Financing Facility.

        18. Notices. All notices, consents, requests, and other communications provided for or permitted to be given pursuant to this Agreement shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, or delivered by overnight delivery service to either party at the following respective addresses:

        The Owner:

        The Koger Partnership, Ltd.
        c/o Koger Properties, Inc.
        3986 Boulevard Center Drive
        Jacksonville, Florida 32207
        Attention: Chief Operating Officer

with a copy to: Newleaf-KP Services Corporation
                        2814 New Spring Road
                        Suite 330
                        Atlanta, Georgia 30339

The Manager:

        Koger Properties, Inc.
        3986 Boulevard Center Drive
        Jacksonville, Florida 32207
        Attention: Chief Operating Officer

with a copy to: Newleaf-KP Services Corporation
                2814 New Spring Road
                Suite 330
                Atlanta, Georgia 30339

Either party may at any time give notice in writing to the other party of a change of its address for the purposes of this Paragraph 18.

        19. Waiver. The failure by either party to insist upon the strict performance of any of the terms and provisions of this Agreement or to exercise any right, remedy, or election herein provided or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, provision, right, remedy, or election, but the same shall continue in full force and effect. No term or provision of this Agreement shall be deemed to have been waived by either party unless such waiver is in writing, signed by such party.

        20. Consents and Approvals. The Owner's consents and approvals may be given from time to time by representatives of the Owner designated as such by notice to the Manager. As to any matter requiring the Owner's consent or approval, the Owner shall not unreasonably withhold or delay in granting such consent or approval. Notwithstanding the foregoing, Owner agrees that it shall not consent to any (i) extension of the term of this Agreement contemplated by Paragraph 2 hereof or material amendment to, or modification of, the terms of this Agreement, each without the prior consent of holder(s) of Restructured Mortgage Notes and notes evidencing the Reorganization Loan, Tax Loan and Converted Loan (as such terms are defined in the Reorganization Financing Facility) holding not less than 75% of the aggregate principal amount then-outstanding of such notes, taken in the aggregate, which approval shall not be withheld unreasonably, or (ii) to any of the matters contemplated in Paragraph 10(b) hereof, unless, in respect of such matter, it shall have received the consent of holder(s) of Restructured Mortgage Notes and notes evidencing the Reorganization Loan, Tax Loan and Converted Loan (as such terms are defined in the Reorganization Financing Facility) holding not less than 75% of the aggregate principal amount then-outstanding of such notes, taken in the aggregate, as are collateralized by Properties located in the Subject Center (as such term is used in Paragraph 10(b) hereof), which approval shall not be withheld unreasonably. For the purposes of the foregoing, the notes evidencing the Reorganization Loan, Tax Loan and Converted Loan (as such terms are defined in the Reorganization Financing Facility) will be deemed collateralized by Properties located in a Subject Park solely to the extent determined by an allocation of the then-outstanding principal amount of such notes, which allocation shall be based on relative fair values of the property collateralizing such notes as determined by appraisal procured in connection with the funding of the Reorganization Financing Facility.

        21. Intended Beneficiaries. Each of the parties hereto acknowledges and agrees that, solely as to the agreements and covenants set forth in the penultimate sentence of Paragraph 20 hereof, the next following sentence of this Paragraph 21 and Paragraph 22 hereof (and not as to any other provisions of this Agreement), each of the holders of the Owner's Restructured Mortgage Notes and notes evidencing the Reorganization Loan, Tax Loan and Converted
Loan (as such terms are defined in the Reorganization Financing Facility) is an intended beneficiary of the terms of this Agreement and that each of such Holders shall be entitled to enforce such agreements and covenants against any of the parties hereto, including, without limitation, the Owner. Without any prejudice in respect of the Manager's right to assert that no such cause to terminate exists, each of the parties hereto acknowledges and agrees that the Owner's rights, if any, to deliver a notice of breach and to take other actions to terminate this Agreement pursuant to Paragraphs ll(a)(iv) and (v) hereof as to any Subject Center may, after reasonable demand is made upon the Owner to assert such rights, be asserted, solely as to the Subject Center (and not as to any other Properties) by holder(s) of Restructured Mortgage Notes and notes evidencing the Reorganization Loans, Tax Loans and Converted Loans (as such terms are defined in the Reorganization Financing Facility) holding not less than 75% of the aggregate principal amount then-outstanding of such notes, taken in the aggregate, as are collateralized by Properties located in the Subject Center. For the purposes of the foregoing, the notes evidencing the Reorganization Loan, Tax Loan and Converted Loan (as such terms are defined in the Reorganization Financing Facility) will be deemed collateralized by Properties located in a Subject Park solely to the extent determined by an allocation of the then-outstanding principal amount of such notes, which allocation shall be based on relative fair values of the property collateralizing such notes as determined by appraisal procured in connection with the funding of the Reorganization Financing Facility.

        22. Arbitration. Any dispute, controversy or claim arising out of or relating to an actual or claimed breach of this Agreement as to one or more office centers of the Owner, which dispute, controversy or claim is initiated by an action taken pursuant to the terms of Paragraph 21 hereof by any of the holders of Restructured Mortgage Notes or the notes evidencing the Reorganization Loan and Tax Loan (or both), shall be submitted to three arbitrators, one to be chosen by each party and the third by the two thus chosen, or, should either party fail to appoint an arbitrator within fifteen
(15) days of written request from the other party to do so, the requesting party may appoint two arbitrators, which shall then appoint a third arbitrator. The third arbitrator shall act as presiding arbitrator of the tribunal. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect, provided, however, that such arbitral proceeding shall be conducted in no event later than thirty (30) days following the date upon which all such arbitrators have been appointed, with a decision to be rendered not later than thirty (30) days following the completion of such proceeding. The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Said arbitration shall take place in New York City, New York. The costs of the arbitration shall be borne by the unsuccessful party as determined by the arbitrators.

        23. Complete Agreement. This Agreement amends and restates and supersedes and takes the place of any and all previous communications between the parties hereto relating to the matters covered hereby, and constitutes the sole and complete agreement between them.

        24. Amendments. Except as otherwise provided herein any and all amendments, additions and deletions to this Agreement must be in writing and executed by both parties hereto.

        25. Severability. If any provision of this Agreement or its application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof shall not be affected thereby and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        THE KOGER PARTNERSHIP, LTD.,
                                        by its general partner,
                                        Koger Properties, Inc.

                                        By: Jack H. Chambers
                                                President

                                        KOGER PROPERTIES, INC.

                                        By: Jack H. Chambers
                                            President

                                        KOGER MANAGEMENT, INC.,
                                        pursuant to Paragraph 17(a)
                                        hereof

                                        By: James M. Lawrence
                                            President

STATE OF FLORIDA       )
                       )  SS:
COUNTY OF DUVAL        )

        The foregoing instrument was acknowledged before me this 3rd day of August, 1993, by Jack H. Chambers as President of Koger Properties, Inc., Managing General Partner of The Koger Partnership, Ltd. on behalf of The
Koger Partnership. He personally appeared before me, is personally known to me and did not take an oath.

(SEAL) (NOTARIAL SEAL)                  Notary: Sue J. Wakeman
SUE J. WAKEMAN                          Print Name: Sue J. Wakeman
MY COMMISSION # CC 205882 EXPIRES       Notary Public, State of Florida
June 4, 1996                            My commission expires: June 4, 1996
BONDED THRU TROY FAIN INSURANCE, INC.

STATE OF FLORIDA       )
                       )  SS:
COUNTY OF DUVAL        )

        The foregoing instrument was acknowledged before me this 3rd day of August, 1993, by Jack H. Chambers as President of Koger Properties, Inc., a Florida corporation on behalf of Koger Properties, Inc. He personally appeared before me, is personally known to me and did not take an oath.

(SEAL) (NOTARIAL SEAL)                  Notary: Sue J. Wakeman
SUE J. WAKEMAN                          Print Name: Sue J. Wakeman
MY COMMISSION # CC 205882 EXPIRES       Notary Public, State of Florida
June 4, 1996                            My commission expires: June 4, 1996
BONDED THRU TROY FAIN INSURANCE, INC.

STATE OF FLORIDA       )
                       )  SS:
COUNTY OF DUVAL        )

        The foregoing instrument was acknowledged before me this 3rd day of August, 1993, by James M. Lawrence as President of Koger Management, Inc. on behalf of Koger Management, Inc. He personally appeared before me, is personally known to me and did not take an oath.

(SEAL) (NOTARIAL SEAL)                  Notary: Sue J. Wakeman
SUE J. WAKEMAN                          Print Name: Sue J. Wakeman
MY COMMISSION # CC 205882 EXPIRES       Notary Public, State of Florida
June 4, 1996                            My commission expires: June 4, 1996
BONDED THRU TROY FAIN INSURANCE, INC.

                               SCHEDULE 1
                       THE KOGER PARTNERSHIP, LTD.
                           BUILDINGS, NUMBERS
                          NAMES AND ADDRESSES

Center            Bldg Name          Building #              Address

Miami             Dayton                0401       8301 N. W. 53rd Street
Miami             Richmond              0402       8420 N. W. 52nd Street
Miami             Albany                0403       8400 N. W. 52nd Street
Miami             Monterey              0404       8410 N. W. 53rd Terrace
Miami             Cleveland             0405       8245 N. W. 53rd Street
Miami             Koger                 0406       8675 N. W. 53rd Street
Miami             Augusta               0407       8685 N. W. 53rd Terrace
Miami             Savannah              0408       8525 N. W. 53rd Terrace
Miami             Palm Coast            0409       5225-5255 N. W. 87th Avenue
Miami             Athens                0410       8405 N. W. 53rd Street
Miami             Charleston            0411       8600 N. W. 53rd Terrace
Miami             Rochester             0412       8390 N. W. 53rd Street
Miami             Portland              0413       5200 N. W. 84th Avenue
Miami             Phoenix               0414       8400 N. W. 53rd Street
Miami             Columbus              0415       5205 N. W. 84th Avenue
Miami             Macon                 0416       8401 N. W. 53rd Terrace
Miami             Flint                 0417       8395 N. W. 53rd Street
Miami             Billings              0418       8375 N. W. 53rd Street
Miami             Manchester            0419       8355 N. W. 53rd Street
Miami             Seattle               0420       8325 N. W. 53rd Street
Miami             Springfield           0421       8125 N. W. 53rd Street
Miami             Scranton              0422       8075 N. W. 53rd Street
Miami             Plaza                 0423       7905 N. W. 53rd Street
Miami             Covington             0424       8070 N. W. 53rd Street
Miami             Concord               0425       8120 N. W. 53rd Street
Miami             Spokane               0427       8350 N. W. 52nd Terrace
Miami             Trenton               0428       8300 N. W. 53rd Street
Miami             Denver                0429       7950 N. W. 53rd Street

Tampa             Kogerama              0201       5445 Mariner Street
Tampa             Bay Center            0202       5444 Bay Center Drive
Tampa             Intrepid              0203       5440 Mariner Street
Tampa             Mariner               0204       5415 Mariner Street
Tampa             Ranger                0205       101 South Hoover
Tampa             Triton East           0206       5420 Bay Center Drive
Tampa             Triton West           0207       5422 Bay Center Drive
Tampa             Mills                 0208       5410 Mariner Street
Tampa             Koger                 0209       5600 Mariner Street
Tampa             Vanguard              0210       110 South Hoover
Tampa             Weatherly             0211       106 South Hoover
Tampa             Atlantic              0212       5430 Bay Center Drive
Tampa             Tarpon                0213       5426 Bay Center Drive
Tampa             Balboni               0214       5601 Mariner Street
Tampa             Orion                 0215       5340 West Kennedy Boulevard





                               SCHEDULE 1
                       THE KOGER PARTNERSHIP, LTD.
                           BUILDINGS, NUMBERS
                          NAMES AND ADDRESSES

Center             Bldg Name         Building #              Address

Norfolk East       Lynnhaven           1101        6363 Center Drive
Norfolk East       Kogerama            1102        6378 Center Drive
Norfolk East       Linkhorn            1103        6345 Center Drive
Norfolk East       Chesapeake          1104        410 N. Center Drive
Norfolk East       Koger               1105        6350 Center Drive
Norfolk East       Albemarle           1106        400 N. Center Drive
Norfolk East       Shenandoah          1107        420 N. Center Drive
Norfolk East       Nansemond           1108        6387 Center Drive
Norfolk East       York                1109        6340 Center Drive
Norfolk East       James               1110        425 N. Center Drive
Norfolk East       Potomac             1111        6320 N. Center Drive
Norfolk East       Rappahannock        1112        6330 N. Center Drive
Norfolk East       Maury               1113        6300 Center Drive
Norfolk East       Nottaway            1114        6379 Center Drive
Norfolk East       Rivanna             1115        6315 N. Center Drive
Norfolk East       Warwick             1116        6353 Center Drive
Norfolk East       Elizabeth           1117        6333 Center Drive
Norfolk East       Gloucestcr          1118        814 Kempsville Road

Norfolk West       Smithfield          5202        6160 Kempsville Circle

Richmond West-End  Kogerama            1001        1501 Santa Rosa Road
Richmond West-End  Randolph            1002        1500 Forest Avenue
Richmond West-End  Preston             1003        1600 Forest Avenue
Richmond West-End  Jefferson           1004        8100 Three Chopt Road
Richmond West-End  Nelson              1005        1503 Santa Rosa Road
Richmond West-End  Koger               1006        8001 Franklin Farms Drive
Richmond West-End  Page                1007        8000 Franklin Farms Drive
Richmond West-End  Lee                 1008        8004 Franklin Farms Drive
Richmond West-End  Blair               1009        8007 Discovery Drive
Richmond West-End  Ratcliffe           1010        1602 Rolling Hills Drive
Richmond West-End  Tyler               1011        1603 Santa Rosa Road
Richmond West-End  Spotswood           1012        8003 Franklin Farms Drive
Richmond West-End  Almond              1013        1610 Forest Avenue
Richmond West-End  Dale                1014        1504 Santa Rosa Road
Richmond West-End  Wythe               1015        1604 Santa Rosa Road
Richmond West-End  Surry               1016        1601 Rolling Hills Drive
Richmond West-End  Culpeper            1017        1606 Santa Rosa Road
Richmond West-End  Campbell            1018        8002 Discovery Drive
Richmond West-End  Harrison            1019        8006 Discovery Drive

                               SCHEDULE 1
                       THE KOGER PARTNERSHIP, LTD.
                           BUILDINGS, NUMBERS
                           NAMES AND ADDRESSES

Center             Bldg Name         Building #              Address

Raleigh Crossroads Yancey              4101        5540 Centerview Drive

Raleigh Glenwood   Kogerama            1201        3301 Womans Club Drive
Raleigh Glenwood   Alleghany           1202        3701 National Drive
Raleigh Glenwood   McDowell            1203        3717 National Drive
Raleigh Glenwood   Wake                1204        3203 Womans Club Drive
Raleigh Glenwood   Chatham             1206        3716 National Drive
Raleigh Glenwood   Caswell             1207        3700 National Drive
Raleigh Glenwood   Cumberland          1208        3739 National Drive
Raleigh Glenwood   Northampton         1209        3725 National Drive
Raleigh Glenwood   Camden              1210        3724 National Drive
Raleigh Glenwood   Dare                1211        3733 National Drive